Exhibit 99.1

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EDITED TRANSCRIPT

KOP - Q4 2015 Koppers Holdings Inc Earnings Call

EVENT DATE/TIME: FEBRUARY 25, 2016 / 4:00PM GMT

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FEBRUARY 25, 2016 / 4:00PM, KOP - Q4 2015 Koppers Holdings Inc Earnings Call

CORPORATE PARTICIPANTS

Quynh McGuire Koppers Holdings Inc. - Director of IR

Leroy Ball Koppers Holdings Inc. - President and CEO

Mike Zugay Koppers Holdings Inc. - CFO

CONFERENCE CALL PARTICIPANTS

Ivan Marcuse KeyBanc Capital Markets - Analyst

Dan Rizzo Jefferies LLC - Analyst

Liam Burke Wunderlich Securities - Analyst

Bill Hoffmann RBC Capital Markets - Analyst

Jake Kemeny Prudential Fixed Income - Analyst

George Stein - Analyst

PRESENTATION

Operator

Good day and welcome to the Koppers Holdings, Inc. fourth quarter 2015 earnings conference call. Today’s conference is being recorded. At this time I would like to turn the conference over to Ms. Quynh McGuire, Investor Relations Director. Please go ahead, ma’am.

Quynh McGuire - Koppers Holdings Inc. - Director of IR

Thank you. Good morning, ladies and gentlemen, and thank you for standing by. Welcome to the Koppers fourth quarter 2015 earnings conference call. At this time all participants are in listen-only mode. Following the presentation, instructions will be given for the question-and-answer session. I will now turn the call — I’m sorry.

Thanks and good morning. My name is Quynh McGuire and I’ve the Director of Investor Relations. Welcome to our fourth quarter earnings conference call. Each of you should have received a copy of our press release. If you haven’t, one is available on our website, or you can call Rose Hilinski at 412-227-2444, and we can either fax or email you a copy.

I’d also like to remind you that, as indicated in our earnings release this morning, we have posted materials to our Investor Relations website that will be referenced in today’s call. Before we get started, I’d like to remind all of you that certain comments made during this conference call may be characterized as forward-looking under the Private Securities Litigation Reform Act of 1995.

These forward-looking statements may be affected by certain risks and uncertainties, including risks described in the cautionary statement included in our press release and in the Company’s filings with the Securities and Exchange Commission. In light of the significant uncertainties inherent in the forward-looking statements included in the Company’s comments, you should not regard the inclusion of such information as a representation that its objectives, plans, and projected results will be achieved.

The Company’s actual results could differ materially from such forward-looking statements. The Company assumes no obligation to update any forward-looking statements made during this call. References may also be made today to certain non-GAAP financial measures. The Company has provided with its press release, which is available on our website, reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures.

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2

FEBRUARY 25, 2016 / 4:00PM, KOP - Q4 2015 Koppers Holdings Inc Earnings Call

I’m joined on this morning’s call by Leroy Ball, President and CEO of Koppers, and Mike Zugay, or Chief Financial Officer. At this time I’d like to turn the call over to Leroy Ball.

Leroy Ball - Koppers Holdings Inc. - President and CEO

Thank you, Quynh. Welcome, everyone, to our fourth quarter conference call. Since we last talked, much has happened, and I want to bring you up-to-date on what we’ve been working on for the past several months. I also would like to give you some perspective on this past year. As I reflect on my first 12 months as CEO of Koppers, I feel comfortable in saying that we have taken the difficult but necessary actions in 2015 to meaningfully improve our business moving forward.

The journey over these initial 12 months has been both challenging and rewarding. The challenge of the past year has involved the many decisions I’ve had to make related to closing facilities or idling production in our various operations. While I understand the unfavorable impact on employees, their families, and related communities, these measures, though regrettable, remain essential to our recovery plan and to the financial health of our Company as a whole.

The rewarding aspects are due to the dedicated team of employees that we have at Koppers. I’ve asked our people to step up their game and embrace my vision of zero harm. Zero harm to our employees, the environment, and the communities in which we operate. We are only in the very early stages of this game-changing initiative but our people have really accepted the message and have done a wonderful job in taking the initial steps towards making our facilities safer. We have much work ahead, but I envision a day when any incident at Koppers represents a true rarity.

We have also asked our people to implement major changes to our CM&C business due to the fundamental shift of the US aluminum industry to other geographies, and to strengthen our enhanced focus on wood treatment technologies. Once again, our people have taken the reins and taken ownership of some very sobering decisions. Now, prior to starting as CEO, I had the benefit of four years at Koppers, primarily serving as CFO, which gave me important insights about the Company.

That’s why I can say that our results for 2015, although below what we originally expected, leave me confident that we are well on the path of coming back from trough conditions and we have much more earnings power long-term. As part of our CM&C consolidation strategy that we started implementing in January of 2014, we have taken even further aggressive restructuring actions. These actions resulted in $106.9 million of impairment and restructuring charges recorded in the fourth quarter of 2015, of which $80.8 million was non-cash.

If you step back to the beginning of 2014, we were just finishing the construction of our KJCC distillation facility in China, which marked our 10th operating facility, or 11th if you count our Scunthorpe facility in the UK, where we made some specialty carbon products. By the time we get to the end of July of this year, we will be operating only four distillation facilities globally. That represents a staggering 50% reduction in our global capacity, most of which was unused.

Now let me quickly walk you through the changes. In April 2014, we ceased distillation at our Uithoorn, Netherlands, facility. At year end 2015, we ceased distillation at our Follansbee, West Virginia, facility. In January 2016, we announced that we would be ceasing distillation at our Clairton, Pennsylvania, facility by mid July of this year. Today we are announcing that we are ceasing distillation at our Port Clarence, UK, facility and shutting down our specialty carbon products operation in Scunthorpe, UK, effective immediately. And we will be ceasing distillation at our KCCC facility in China by the end of this quarter.

Finally, we are well on our way to selling our 30% interest in our TKK joint venture in China, and are optimistic that the sale will close by the end of the second quarter. That will leave four facilities remaining where we hold key competitive advantages: Stickney, Illinois; Nyborg, Denmark; Mayfield, Australia; and Jiangsu Province, China, to best serve our global coal tar product demand.

For streamlining our operating footprint and reducing our reliance and exposure to the carbon pitch markets, we are significantly transforming our business model and reducing our exposure to what has proven to be less profitable end markets over the past seven years. We have positioned ourselves to deliver improved results not just in 2016 but well beyond, and I’m proud of our team’s ability to remain focused on managing our business through these trying times.

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3

FEBRUARY 25, 2016 / 4:00PM, KOP - Q4 2015 Koppers Holdings Inc Earnings Call

An outstanding example of this is shown in our strong cash flow generation of $127.7 million in 2015, which was substantially higher than the prior year level of $35.5 million. Consequently, we paid down debt by $115.7 million, which was in line with our goal to reduce debt by $100 million to $125 million in 2015. We delivered on that promise as a result of the hard work of our employees. This is a remarkable achievement given the ongoing headwinds in this past year.

Our performance also reflects my commitment and the continuing progress that we have made to deemphasize and streamline our carbon materials and chemicals business to improve the overall profitability of the Company. These actions will continue to have ramifications in the near term on our balance sheet, such as impairment charges and asset write-downs. Much of the cash costs of the closure, however, will be spent over time, which will allow us to utilize the money we would have spent on capital to maintain those facilities and instead spend it on the site closure and cleanup.

As we come out the other side of this massive restructuring, we will be able to better demonstrate the more attractive returns generated by our performance chemicals and railroad utility products and services businesses, while reconfiguring our CM&C business to be nicely profitable even in a $30 or sub $30 crude oil environment. In short, our mission moving forward will be centered on creating safe and environmentally responsible solutions that solve our customers’ most important challenges through the development and application of technologies to enhance wood.

Now I’d like to turn it over to Mike to discuss some key highlights from the fourth quarter of 2015. Mike?

Mike Zugay - Koppers Holdings Inc. - CFO

Thanks, Leroy. As you can see on slide 2 of our presentation, consolidated revenues for Q4 were $364 million, or a decrease of $63 million and 14.8% compared to $427 million in the fourth quarter last year. The sales decline was primarily related to CM&C, driven by lower sales volumes for carbon page and carbon black feedstock, combined with lower sale prices for carbon black feedstock, naphthalene, and phthalic anhydride. The sales volume reductions for CM&C were mainly in North America as a result of aluminum smelter closures.

On slide 3, consolidated revenues for 2015 were positively impacted by higher sales volumes for crossties from the class I railroads and by a full year of revenues from our Osmose acquisition, which occurred in late 2014. These gains were partially offset by a significant decrease in CM&C sales. This year-over-year decline was due to lower sales volume for carbon pitch and carbon black feedstock and lower average sales prices for our products tied to oil.

Moving to slide 4, adjusted EBITDA was $29 million in the fourth quarter of 2015 compared to $24 million in the prior year quarter. This was mainly due to increased profitability from the performance chemicals business, which more than offset the reduced earnings in the CM&C segment.

Slide 5 shows our EBITDA bridge for the year. The higher profits from our RUPS and PC segments more than offset the lower profitability in CM&C. And the $9 million savings in the corporate area was primarily due to integration costs for the Osmose acquisition in 2014, which did not recur in 2015.

Now I’d like to discuss several items that are not referenced in our slide presentation. Adjusted net income was $2.8 million for the fourth quarter of 2015 compared to an adjusted net loss of $5.6 million in the fourth quarter of 2014. Adjustments to pre-tax income for the fourth quarter of 2015 amounted to $106.9 million, again, which were primarily goodwill impairment charges and restructuring expenses in the CM&C segment.

Adjusted EPS for the fourth quarter was $0.13 per share compared to an adjusted loss per share of $0.27 in the prior year quarter. The adjusted income tax rate, excluding discrete tax items for the fourth quarter, was 41% and 37% for the full year. Cash provided from operations in 2015 was $127.7 million compared to only $35.5 million last year. This large increase was due mainly to lower working capital usage as a result of decreases in accounts receivable and inventories, an increase in accounts payable, and also the receipt of a $30 million payment from KJCC due to an amendment of a soft pitch supply agreement last summer.

Capital expenditures for the year were $40.7 million compared to $83.8 million last year, and these were unusually high in 2014 due to construction expenses for the new KJCC plant in China. We expect to spend approximately $40 million to $45 million for CapEx spending in 2016.

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4

FEBRUARY 25, 2016 / 4:00PM, KOP - Q4 2015 Koppers Holdings Inc Earnings Call

At year end we had approximately $130 million borrowed on our $500 million revolver, $263 million on our short-term loan, $300 million in existing bonds, and $42 million of loans in China, which adds up to total debt of $735 million. Our leverage ratio at the end of the year was 4.67 times, below the covenant of 5 times. Our long range goal in this area continues to be a leverage ratio of 3 times. Our fixed charge ratio was 1.44 times compared with the required 1.1 times. And based on our 2016 projections, we are very confident that we will remain in compliance with these loan covenants throughout the upcoming year

Now let’s go back to the presentation. Slide 6 shows that we have reduced our total debt by $115 million, from $850 million to $735 million. This is closer to the higher end of our stated goal of paying down $100 million to $125 million in 2015.

Slide 7 shows our 2016 goal of debt pay down to be between $85 million and $110 million, which when combined with our actual 2015 debt pay down, achieves the minimum of our two-year pay down target of between $200 million and $225 million. This slide also shows that at the low-end of our 2016 EBITDA target and at the high-end of our projected capital expenditures, we will still achieve an $85 million debt pay down in 2016. However, in order to achieve the upper end of our debt reduction goal, we will have to sell non-core assets and generate additional excess cash.

In summary, we are continuing to reposition Koppers for long-term success through a number of ways, one of which is managing our capital structure sensibly, and that translates into a strong focus on lowering our debt. Now I’d like to turn it over to Leroy for more insight into our business.

Leroy Ball - Koppers Holdings Inc. - President and CEO

Thanks, Mike. Before moving ahead, I want to point out that we have included some details in slides 15, 16, and 17 which are somewhat self-explanatory. These charts represent our best attempt to reconcile our final 2015 results by segment with what we originally projected for 2015 back in February of last year. So as an example, when you see a $3 million positive impact from oil, excluding China, on the CM&C reconciliation, it doesn’t mean that we received an overall $3 million benefit from oil, but instead means that the impact from oil was $3 million better than the negative $30 million midpoint that we projected back in February 2015. So hopefully you will find that information helpful.

Now, let me speak to our business segments, starting with performance chemicals. So as we look at the global markets in which we participate, we expect 2016 to be another strong year. While our performance chemicals business is global, I will limit my forward-looking comments to the drivers of our product markets in North America, primarily due to the fact that it’s our largest geographic region in terms of sales and profits. Existing home sales and home repair and remodeling have both continued to trend favorably, which is a great sign for our business because those metrics tend to drive demand for our products.

Recently released data from the National Association of Realtors shows existing home sales in January 2016 of 5.5 million units, which represents the second highest sales month since 2007. Existing home sales have generally been trending up since the last major dip in late 2010, which has meant that new homeowners have been spending more on repair and remodeling of their home purchases. That can be seen from the leading indicator of remodeling activity, or the LIRA, which is tracked by the Remodeling Futures Program at the Joint Center for Housing Studies of Harvard University.

Dollars spent on repair and remodeling increased by 5.6% in 2015 versus 2014. And the first three quarters of 2016 are projected at spending levels that are just over 6% above the first three quarters of 2015. Once again, that bodes well for the organic growth in this business segment. As shown on slide 9 for 2016, we expect the performance chemicals business to generate EBITDA of approximately $63 million to $65 million in 2016. Now, driving that increase will be a combination of additional profitability from organic growth that should result from the factors that I just described, as well as some raw material benefit for the amount of our requirements that remain unhedged for 2016.

Partiality offsetting that expected increase is some negative translation effect on our international earnings due to the stronger US dollar. Other cost benefits associated with the full integration of performance chemicals are projected to be offset by increased legal costs as several cases currently in progress move toward the more expensive phase of their litigation cycle.

Now, one final note on performance chemicals, it is worth mentioning are the recent standard changes made by the American Wood Protection Association that affect treated wood used in residential, agricultural, and commercial applications. For two years, the AWPA has been engaged in developing new standards related to the proper use and application of outdoor residential treated wood in aboveground applications. The change in the standard will likely shift a portion of those aboveground treated wood products to higher retention ground contact preservative treatments.

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5

FEBRUARY 25, 2016 / 4:00PM, KOP - Q4 2015 Koppers Holdings Inc Earnings Call

Additionally, this change was designed to better inform and guide builders, specifiers, consumers, and code inspectors regarding the proper use of preservative retention levels to avoid potential misuse or misapplication of treated wood products used in residential construction. The net impact of this change is expected to result in stronger demand for residential preservatives, which means that we will need to make some modest investments in our three performance chemicals plants to handle the potential increase in demand. What this could translate to in terms of additional volume remains to be seen, but we have incorporated approximately $4 million of spending in our capital budget for 2016 to be able to serve this recently announced standard change.

Now if you turn to page 10 of the slide presentation, you’ll see that we expect the railroad utility products and services businesses to deliver EBITDA for 2016 of between $79 million to $84 million, which is flat to slightly down compared to last year. We are projecting that sales volumes for untreated crossties will increase slightly as the Western Class-I’s continue to restock, but I remain concerned that the Class-I railroads overall could pull back on treatment volumes in 2016 as they continue to search for additional savings to offset decreased demand in the rail industry.

The net effect on volumes for the Company could have anywhere from a negative $1 million to $6 million impact on our EPS results for 2016. Now, we should realize some net benefit from our Green Spring facility being shut down for the entire year, but some of those gains will likely be offset by an increase in certain other costs, most notably legal. That being said, we still expect to realize a net savings from cost reduction initiatives of $3 million in 2016.

Regarding our Australian pole business, we expect that sales volumes will be relatively similar year-over-year, which is down from 2014 highs, as utilities in Australia have pulled back on their capital spending in order to conserve cash. Any sensitivity in our Australian utility business results in 2016 will primarily be the result of the effect of foreign currency changes, and therefore we have built in an approximate $2 million negative impact from foreign currency into our projections.

That brings me to CM&C. As outlined on slide 11, we expect EBITDA in 2016 to be in the range of $18 million and $21 million, which would represent a $9 million to $12 million improvement over 2015. Right off the top, I will tell you that our CM&C EBITDA estimate would be $10 million to $12 million higher if we were using $50 a barrel as our oil assumption instead of the $30 a barrel that our assumption is based upon. If nothing else, it demonstrates the upside that we have over our estimates if we see even a moderate break upwards in the crude oil markets.

Now, I realize there continues to be many moving parts in our CM&C business, but I can tell you that we’ve made considerable progress in reshaping this segment over this past year. In fact, the groundwork that we were able to lay in 2015 puts us in a great position to begin closing out quite a number of larger initiatives in 2016. Probably the easiest way to communicate our progress in CM&C is to go around the world and describe where things are at by region, beginning with China.

I mentioned earlier on this call that we’ve made the decision to close KCCC by the end of this quarter, ending what has been a several year ordeal to bring some finality to this joint venture. Now, we’re still working out the details with our partner, but most of the costs associated with this shutdown have already been accrued and the overall cash costs for executing the plan are quite modest in comparison with shutting down operations in other parts of the world. We plan to retain our port operations and use those assets to trade products moving forward.

Now, things have progressed with the majority partner for TKK in regards to selling them our 30% interest in that joint venture. An agreement in principle has been reached and the potential sale is now going through a number of regulatory approvals before it can be finalized. Our partner has already announced the agreement, in fact, in China. We, however, are taking a little more cautious approach and waiting until we close on the transaction before announcing any of the details. Proceeds would be nominal to reflect a small amount of equity that we have remaining in the JV, but more importantly, the agreement does include provisions for the repayment of our $9.5 million outstanding loan to the JV, post closing.

Now finally with KJCC, we will be reaching the end of our customer’s approval period in May, which will trigger a higher volume commitment from them for the following six-month period. Full volumes under our soft pitch agreement won’t begin to be shipped until the end of November. All old for China CM&C, we expect to see an EBITDA improvement in 2016 over 2015, which is incorporated into the net $3 million improvement for China and Australia, as shown on slide 11.

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6

FEBRUARY 25, 2016 / 4:00PM, KOP - Q4 2015 Koppers Holdings Inc Earnings Call

Now, 2015 was a particularly strong year for our Australian CM&C business, and while we believe 2016 will also be strong, we do anticipate that between a slightly stronger US dollar and $30 oil, our Australian business will fall short on 2015’s adjusted EBITDA. That reduction is incorporated into both the net China and Australia EBITDA improvement, as well as the EBITDA reduction due to the stronger US dollar, as shown on slide 11.

Now, that leaves our newly combined North American and European regions. We began pulling those regions together as one in 2015 and finally made the big step to put the combined regions under one leader as of 1/1/16. I feel that makes good business sense as the two regions are so interrelated as it relates to raw material and finished products moving back and forth. In November, we announced the idling of one of our stills at Stickney and the shutdown of tar distillation at Follansbee by the end of 2015, which was expected to have an $8 million annualized benefit. Those actions did in fact occur and we still feel good about our savings estimate.

In mid-January, we announced that we would be ceasing distillation at our Clairton, Pennsylvania, facility by the middle of July. And the expected annual savings from that action will be approximately $14 million, with $4 million of those savings coming in 2016. We are continuing with our preparation to bring down that facility within the time frame originally communicated and stand behind our original savings estimate. As mentioned earlier, we are announcing today that we are ceasing distillation at our Port Clarence, UK, facility and stopping production at our Scunthorpe, UK, facility, both effective immediately.

There are about 80 employees in our CM&C business in the UK and consultations with the affected employees will immediately commence. The Port Clarence facility has been idle since December 2015 while we have been contemplating the future of those operations. With the continued pullback in UK tar supply resulting in significant uncovered fixed costs, we were past the time of continuing to be patient. Those actions should result in an annualized benefit of approximately $5 million, with about $3 million of those savings occurring in 2016.

When you total the savings from the plant shutdowns in North America and Europe that I just reviewed, the number comes to around $15 million, which is around the midpoint of what we show for restructuring benefits for CM&C on slide 11. The annualized savings that we should be realizing on those moves in 2017 equals $27 million and doesn’t include any benefit for the ultimate move of our naphthalene operations from Follansbee to Stickney. When those savings are added, the total will come to a number comfortably higher than $30 million, and once again demonstrates the upside that remains in this business segment.

As I have referred to a few times already this morning, we are using $30 oil in our forecasted numbers for 2016, which is close to $20 below the average for 2015. That will have an obvious impact on certain product pricing, but in particular phthalic anhydride, which is based off of benchmark orthoxylene pricing. However, with the significant reduction in distillation capacity in North America and Europe due to the shrinking pitch market, the raw material pricing dynamic has changed quite a bit and we have already begun to realize certain cost reductions.

When you net our expected raw material cost savings with the price reductions due to oil, we are actually expecting a $5 million benefit in 2016. That will serve to cut into the approximately $27 million net reduction we saw from pricing and raw materials due to oil in 2015 for all regions other than China.

Now for the negative part of the story. I spoke on the November call about the number of aluminum smelters in the US that had announced either a curtailment of capacity or closure at that point in time. Well, the bad news only continued to come as the year ended and 2016 began, as the negative fallout in the aluminum markets continued. The result as we sit here today is that our North American pitch volumes will be anywhere from 40% to 50% below what they were in 2015.

Now, offsetting some of that volume reduction will be an increase in our phthalic anhydride sales volumes as we finalized two nice contracts recently that will result in at least a 20% increase in year-over-year phthalic sales volumes. The net of all the volume impacts on 2016 is expected to be approximately a $10 million reduction to EBITDA. Finally, we are forecasting about a $3 million impact on year-over-year results due to lower foreign currency translation due to a stronger US dollar.

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7

FEBRUARY 25, 2016 / 4:00PM, KOP - Q4 2015 Koppers Holdings Inc Earnings Call

So if you move to slide 12, I’ll pull it all together, starting with our sales expectations for 2016. On a consolidated basis you will see that we expect sales to decline by anywhere from $75 million to $135 million, driven primarily by CM&C sales reductions. CM&C’s reductions are primarily due to the effect on certain product pricing driven by our lower oil assumption, the significant drop in US carbon pitch demand, and negative foreign currency translation. The RUPS business segment is expected to finish the year anywhere from flat to down $25 million, reflecting the risk of lower treating volumes and negative foreign currency translation.

We are expecting an increase in performance chemicals sales of approximately $15 million to $25 million, which is reflective of an increase due to organic growth partially offset by some negative foreign currency translation. Now, approximately one year ago I mentioned that as we reshaped our business portfolio, our CM&C segment could be reduced to about one-third of our total sales by the end of 2017. If 2016 turns out how we are projecting, CM&C will actually finish this year at one-third of our top line, approximately one year ahead of schedule.

Now turning to page 13, you can see the overall summary of how we see EBITDA shaping up in 2016, which includes a $2 million improvement on the corporate side. When you take the $158 million to $168 million EBITDA range and convert it to earnings per share, we are estimating a range of about $1.80 to $2.10. And I know that our current range is below where current estimates are for the Company, but I’ve been very candid about wanting to make sure that we reestablish credibility with our shareholders.

We issued guidance in 2015 for the first time in a long time, and for the first three quarters were able to beat the consensus analyst estimates. We ultimately fell short in Q4 and for the total year, and for many good reasons that I don’t need to rehash again. For 2016, I want to make sure that I’m ratcheting down our enthusiasm a little bit so that we don’t put ourselves at risk of only making three out of four quarters again. As I sit here today, I can tell you I feel very confident in achieving the range, which I believe currently has more upside than risk associated with it.

Not only are we smarter about our performance chemicals business, but we are much further along in our restructuring plans and have much greater visibility about the other things that could possibly go wrong. In short, we want 2016 to be the first year where we quit playing from behind. There’s a lot of earnings power that remains within our company and we are only at the beginning stages. I’m confident that for those that can remain patient you will be handsomely rewarded over time.

I’d now like to open it up for questions.

QUESTIONS AND ANSWERS

Operator

(Operator Instructions). Ivan Marcuse.

Ivan Marcuse - KeyBanc Capital Markets - Analyst

In terms of all the restructuring that you’re doing in CM&C, how much of those plants that you are shutting down is EBITDA and cash flow associated with those — or how to think about that? And then when we get into a more normalized midcycle environment, what does this business look like when everything is said and done? I know it’s going to be a third of sales, but does your EBITDA profitability get to a certain level?

Leroy Ball - Koppers Holdings Inc. - President and CEO

Yes. So, great question, Ivan, and let me try and walk you through that. So, we’re saying that this year we believe that that segment, the CM&C segment, can reach a range of $18 million to $21 million of EBITDA. So if I just walk through some of the items that I mentioned actually on this call here, and a few others that I haven’t, from the restructuring standpoint, for the things that are already announced and in motion, I mentioned $12 million of additional savings that would be captured in 2017, that won’t be in 2016 numbers.

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8

FEBRUARY 25, 2016 / 4:00PM, KOP - Q4 2015 Koppers Holdings Inc Earnings Call

So, I mentioned $15 million of benefits that will come from the cessation of distillation at Follansbee, Clairton, Port Clarence, shutdown of Scunthorpe, all the rest of that. $15 million coming in 2016, $27 million annualized. So there’s an additional $12 million on top of 2016’s numbers that could be expected for 2017. That does not take into account the benefits that we will receive from shutting down our naphthalene operation in Follansbee and moving it to Stickney.

Now, that won’t likely occur and take effect until you get to the end of 2017, early 2018, but you’re talking about probably at least a minimum of $5 million additional from that project with where things are at today. And then finally, you have KJCC reaching full volumes by the end of 2016. So again, in 2017 we would expect at least a minimum of another $5 million coming from that business as we look out into 2017.

So, you have $12 million from the restructuring, additional $5 million from KJCC coming in 2017. That’s $17 million. Another $5 million at least coming from the movement of naphthalene from Follansbee to Stickney, for a total of $22 million on top of the $18 million to $21 million that we are projecting for 2016. So now you are in the low to mid $40 millions without any change in oil, without any change in foreign exchange rates.

Last year and this year, for what we are projecting for this year from the foreign exchange standpoint, we will be impacted by about $8 million just from translation on our results into US dollars. And from an oil standpoint, we talked about the fact that we were hit by $27 million outside of China in 2015 compared to 2014. $5 million of that we think we can claw back this year, so you have another $22 million outside of China of benefit that could come from oil if it would move back to 2014-ish levels.

So, I would say low to mid $40 millions without any change in oil, without any change in foreign exchange, and then you have another $30 million that’s on the table if the oil markets and foreign currency gets back to where it was in the 2014 time frame.

Ivan Marcuse - KeyBanc Capital Markets - Analyst

Great. Thanks for the detail. And then next, is it more near term, with the restructuring that you announced of — I don’t know what you said — about $106 million, $107 million, and $80 million of that is cash. What’s the timing of the $27 million cash restructuring? Is that going to be all in 2016? Is that included in your cash flow waterfall?

Leroy Ball - Koppers Holdings Inc. - President and CEO

It is included in our cash flows. These are activities that take several years. Unfortunately, I’d have to sit here and say that we are somewhat of an expert in closing down facilities, because we have a lot of experience in doing it on the railroad side of the business as well as CM&C. So, we know that these sorts of things take several years. I would put it over a — truthfully, over a 3 to 5 year time frame. And you might expect that the amounts would be somewhat ratable over that period of time.

We have some other things that we are working on that also will help mitigate some of these costs and/or help push them out a little bit as well. Port Clarence I didn’t mention in my prepared comments, but actually we are preparing to move that into a terminal status, which again will allow us to extend certain costs that otherwise we might have to incur if we were shutting it down completely. So, there’s no near-term big cash issues as it relates to these closures, and they are included in our cash flow projections.

Ivan Marcuse - KeyBanc Capital Markets - Analyst

All right. Then one more and I’ll get back into the queue. In terms of your working capital, if my math is right, I don’t know how you want to look at it — operating working capital or assets versus liabilities. Just sort of a net — I guess on operating working capital in the 15% or 16% — sorry, 14%, 15%, 16% range in terms of percentage of sales. What do you think this business looks like running now? Where you get that? It looks like you are looking for working capital to continue to be a source of cash. So how far do you think you can get working capital as a percent of sales to, or what’s the goal?

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FEBRUARY 25, 2016 / 4:00PM, KOP - Q4 2015 Koppers Holdings Inc Earnings Call

Leroy Ball - Koppers Holdings Inc. - President and CEO

Yes. So I think we finished this year a little over 11%, maybe, something like that. And I’ll let Mike also offer his comments here. The big working capital savings that we see in 2016 really relate to the working capital we’ll be taking out of the business through the shutdown of these facilities. That’s the predominant amount of that. We’ve sucked a lot of working capital out of this business just in this past year. We are somewhat limited in doing a whole lot more just with the base business.

But the fact that we’re taking these operations down, it’s going to allow less to skinny down working capital as a result of that. And that’s the big piece of what you see in terms of our projections for 2016. Truthfully, I don’t know that we can get down much further than where we’re at. I’d put it in the — again, the 10.5-ish to 11.5-ish percent range, but Mike, please offer your thoughts on that.

Mike Zugay - Koppers Holdings Inc. - CFO

Yes, I think just from a consolidation standpoint, anytime that we shrink or restructure a business and the revenues become smaller, we have improvements in working capital, as our inventories are lower, our receivables are lower, and we turn those kinds of assets — again, as a business is declining — into cash. Rather than the opposite, which is a business that’s improving, where you have to have additional working capital for higher inventories and higher receivables. So we feel pretty comfortable on that page 7, that slide 7, on the improvements in working capital for 2016. Again, primarily because of the consolidation and the shrinkage of our CM&C businesses.

Ivan Marcuse - KeyBanc Capital Markets - Analyst

Okay, great. Tax rate 35% still? Looking out 2016-17?

Mike Zugay - Koppers Holdings Inc. - CFO

Yes, about to — 35%, 36%. And I think we ended the year somewhere between 36% and 37%. But projecting out to get to our adjusted EPS, we used 36%.

Ivan Marcuse - KeyBanc Capital Markets - Analyst

Great, thanks.

Operator

(Operator Instructions). Laurence Alexander.

Dan Rizzo - Jefferies LLC - Analyst

This is Dan Rizzo on for Laurence. So, you stated that raw material is I think is going to be a $5 million benefit in 2016. Is that just a function of — I mean, because in raw materials — I mean, is that a function of lower oil prices? Where is that from?

Leroy Ball - Koppers Holdings Inc. - President and CEO

Well, partly, that is partly for certain contracts that are pegged to that. But it’s just through the whole changing dynamic here in North America. You had the US pitch markets basically move away, which has resulted in much lower demand for our end products. We don’t have to distill as much so we have taken down operations. And we have the ability to import product from Europe, which we fully intend to do. So, there’s just not as much demand for the raw material. It’s a supply/demand issue, really.

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FEBRUARY 25, 2016 / 4:00PM, KOP - Q4 2015 Koppers Holdings Inc Earnings Call

So, as a result we’re seeing a softening in pricing on that raw material. And again, the $5 million is a net benefit, because it’s partially offset by a reduction in pricing that is coming from the lower oil prices. So $5 million is not the total benefit, it’s the net benefit.

Dan Rizzo - Jefferies LLC - Analyst

So the scarcity of availability that was kind of a problem in 2013, 2014, that’s not going to be an issue going forward? The world has changed?

Leroy Ball - Koppers Holdings Inc. - President and CEO

The world has changed. You can never say never. As it exists today, it’s a different world than it was two years ago. Absolutely.

Dan Rizzo - Jefferies LLC - Analyst

Okay, thanks. And then just on the cost reductions in RUPS and performance chemicals, that’s just more streamlining? There’s not obviously major moves going there. How are you accomplishing that?

Leroy Ball - Koppers Holdings Inc. - President and CEO

Well, in the RUPS business we did take plant out of our system at the end of the third quarter of last year. So, we only realized basically a quarter’s worth of those benefits in our numbers. We will get a full year of benefit in 2016 on the RUPS side. On the performance chemical side, there’s some additional integration savings that we expected to capture in 2016, beyond what we were capturing in 2015. And so that’s the biggest piece there.

Dan Rizzo - Jefferies LLC - Analyst

All right. Thank you for the color.

Operator

(Operator Instructions). Liam Burke.

Liam Burke - Wunderlich Securities - Analyst

On the wood — on KPC, you have a compelling differentiation strategy vis-a-vis the wood products or wood treatment products competitors. Is that division seeing any pushback from some of the wood alternatives that are out there moving into the residential rehab market?

Leroy Ball - Koppers Holdings Inc. - President and CEO

Well, that’s certainly an option for consumers. It remains I’d say certainly a smaller part of the market today. We’ve seen a little bit of encroachment I think from that, but overall, from the projections that we have seen, we don’t expect that to make significant inroads certainly over the next 3 to 5 years. But it remains a competitive alternative, but it is a higher cost product, there’s no question about it.

Mike Zugay - Koppers Holdings Inc. - CFO

And that market share has held constant over the last couple of years. It’s 6%, 7%, 8% of the market, I believe.

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FEBRUARY 25, 2016 / 4:00PM, KOP - Q4 2015 Koppers Holdings Inc Earnings Call

Liam Burke - Wunderlich Securities - Analyst

That’s about right, yes. I know it’s in the single digits. And on the — once you get — I mean, it’s been a long path as you have pulled capital out of the business, restructured and resized CMC. Where do you see the opportunities to, once that’s been done, to step up some growth on the revenue line?

Leroy Ball - Koppers Holdings Inc. - President and CEO

Well, we see opportunities to continue to build around our railroad products business here in North America. We have added nicely to it through some small acquisitions on the maintenance-of-way side. We continue to evaluate opportunities there. So yes, I know a lot of our focus has been around restructuring CM&C, but that hasn’t taken us off of looking at opportunities there. So we still think that there is some opportunities to grow maintenance-of-way within the railroad side of the business.

And performance chemicals, hey, truthfully there’s other, again, treatment — there’s other preservative options that we don’t play in today, that we think we could play a role in moving forward. And there’s opportunities we think to further consolidate that market. So, there are some nice opportunities we think both in the core of what we do as well as building around it and getting into some different preservative opportunities. Right now, as you mentioned, the focus is less on the top line and stabilizing the bottom line and the cash flows. And once we get through the point where we feel comfortable taking a little more risk, you’ll see some more things happen that should translate into top-line growth, but we’re just a little bit away from that right now.

Liam Burke - Wunderlich Securities - Analyst

Great. Thanks, Leroy. Thanks, Mike.

Operator

(Operator Instructions). Bill Hoffmann.

Bill Hoffmann - RBC Capital Markets - Analyst

Can you talk a little bit more about the standard change in the chemicals business, the wood treating chemicals business? I just want to get a sense what you think volumetrically how this layers into the business.

Leroy Ball - Koppers Holdings Inc. - President and CEO

Yes, yes. We’re not really prepared to talk about what the impact could be, because again, it’s a little early to say at this point in time. The standard was literally just published here a few weeks back, so it is pretty fresh. We are adding some additional production capacity to help give us the ability to serve this higher market. We are basically tapped out at our scrap copper processing facility up in Hubbell, Michigan, so we’re doing some things to help us from that perspective.

But Bill, we purposefully are staying away from what this could mean from a volume standpoint just yet until we get a little greater clarity of it moving forward. But it is — the bottom line is it’s a positive development for the industry from the standpoint of also taking risk out of the industry, by basically moving certain of these products to above ground contact — from the above ground contact application to ground contact application.

And there’s been a lot of misapplication of this product here in the past, and this could help clear up a lot of those issues moving forward. So overall we are very pleased about it, but are hesitant at this point to really talk about what it might mean from of volume standpoint.

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FEBRUARY 25, 2016 / 4:00PM, KOP - Q4 2015 Koppers Holdings Inc Earnings Call

Bill Hoffmann - RBC Capital Markets - Analyst

Great. Thank you. And then in the CMC business, once you close all these plants, what do you think the mix of your revenues is going to be, between pitch, phthalic, et cetera?

Leroy Ball - Koppers Holdings Inc. - President and CEO

Well, we still don’t get to really change the mix of our production. So again, for every ton of tar that we distill, we’re still going to produce somewhere in the neighborhood up half of that being carbon pitch. So, from a mix standpoint, it really doesn’t change much in terms of our overall mix. But what it does overall is it reduces obviously the volume we’ll be processing and takes a good bit of volume that otherwise would be going into lower value carbon black feedstock markets and allows us instead to redirect that into the creosote market.

So that overall is a very positive development and will have a pretty nice impact on our operating results. But from a mix standpoint, you’d still be looking at somewhat a — the same sort of mix in terms of pitch versus distillate products, which is the creosote/carbon black feedstock. And then your chemical stream.

Bill Hoffmann - RBC Capital Markets - Analyst

Right. No, thank you, that’s fine. It just allows you to high-grade that other part. That was it. Thank you.

Operator

(Operator Instructions). Jake Kemeny.

Jake Kemeny - Prudential Fixed Income - Analyst

Just a quick question. In terms of the debt reduction plans for next year, what’s going to be the primary mechanism for that? Is it just simply paying down the revolver that’s outstanding?

Leroy Ball - Koppers Holdings Inc. - President and CEO

Yes, that’s what will happen.

Jake Kemeny - Prudential Fixed Income - Analyst

Okay. And then there was another — I think the one of the Chinese loans, is that something that you guys will also reduce a little bit?

Leroy Ball - Koppers Holdings Inc. - President and CEO

Yes, that’s built into our $85 million pay down. We expect that $9.5 million to $10 million loan to be repaid to us.

Jake Kemeny - Prudential Fixed Income - Analyst

Okay. Thanks.

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FEBRUARY 25, 2016 / 4:00PM, KOP - Q4 2015 Koppers Holdings Inc Earnings Call

Operator

(Operator Instructions). [George Stein].

George Stein — Analyst

Just a quick question on the CM&C net tar pricing effect that you guys called out a little bit in 2016. Do you think there’s further runway for that kind of effect to play out in 2017, assuming that tar remains pretty well oversupplied in North America?

Leroy Ball - Koppers Holdings Inc. - President and CEO

It could, it could. It remains to be seen. I still think that there’s some things going on in the market in terms of tar needing to try and find a home that will ultimately end up finding a bottom for where pricing comes out there. So, there’s still some runway there, but depending upon what the alternatives might be, don’t know where it could end up.

George Stein — Analyst

Okay. That’s it for me. Thanks.

Operator

(Operator Instructions). Ivan Marcuse.

Ivan Marcuse - KeyBanc Capital Markets - Analyst

A quick question on the newer JV in China. From what I understand, electric arc industry remains pretty pressured, I guess would be an understatement. So, what’s the opportunity for them or the — if they needed to — your partner to change the agreement or to shut down or what’s the sensitivity around there? Is it a locked in type of contract when we look in 2016 and 2017?

Leroy Ball - Koppers Holdings Inc. - President and CEO

Well, Ivan, that’s — why we were happy to begin supplying soft pitch last August was because of the fact that once our partner began taking the soft pitch, they essentially triggered the beginning to that agreement. And that was an important milestone. So, you’re right that the whole electric arc environment, needle coke environment, continues to be very challenged. If they would want to change that agreement because of where the market is currently, obviously there’s a cost of doing that. No different than what we ended up doing in June of last year, where we accepted the $30 million payment to restructure the agreement.

If our partner would feel that they get to the point that there needs to be another restructuring of that agreement, it all comes down to value and terms. So, we would have to have that discussion at that point in time. But we feel pretty good about the strength of our contract and the ability to enforce it. So right now, despite the market conditions, we feel pretty good about things.

Ivan Marcuse - KeyBanc Capital Markets - Analyst

Great. Thanks.

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FEBRUARY 25, 2016 / 4:00PM, KOP - Q4 2015 Koppers Holdings Inc Earnings Call

Operator

Thank you. And speakers, it does appear we have no further questions at this time. I will now hand it back over to Mr. Ball for any additional or closing remarks.

Leroy Ball - Koppers Holdings Inc. - President and CEO

Thank you, Tanisha. I believe our business in 2016 is poised to outperform what we have put in front of you today, and better yet, we are one year closer to having a business that has a much stronger and more stable earnings profile and capital structure. I knew it wouldn’t be easy when I took the helm in January of 2015, but today I feel that we have much more clarity on where we are going at this point in time and what it could look like when we get there.

For those that believe in our vision and direction, thank you. I look forward to you being rewarded for your patience.

Operator

And that does conclude today’s program. We’d like to thank you for your participation. Have a wonderful day and you may disconnect at any time.

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